Exhibit (a)(1)(A)

Offer to Purchase All Outstanding Shares of the Series B Senior Preferred Stock of
Centrus Energy Corp.
for Cash At a Purchase Price of $1,145.20 Per Share

And Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 18, 2021, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Centrus Energy Corp. (“Centrus” or the “Company”) hereby offers to purchase all of the outstanding shares of its Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”), at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 in cash, less any applicable withholding taxes, until the Expiration Date (as defined below) upon the terms and subject to certain conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the related letter of transmittal and consent (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made to all holders of our Series B Preferred Shares. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021.

Each holder of our Series B Preferred Shares whose Series B Preferred Shares are tendered pursuant to the Offer will receive $1,145.20 in cash, less any applicable withholding taxes, for each Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends) tendered by such holder (the “Consideration”). Under no circumstances will we pay interest as part of the consideration, including, but not limited to, by reason of any delay in making payment.

The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain conditions. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Series B Preferred Shares to amend (the “Series B Preferred Amendment”) the certificate of designation of the Series B Preferred Shares (the “Certificate of Designation”) from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. Subsequently, holders of the Series B Preferred Shares who do not tender such shares in the Offer will lose their right to receive any future Series B Preferred Share distributions, which historically has been zero, other than accrued dividends in connection with a redemption or any distribution of assets upon liquidation, dissolution or winding up, and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above. Pursuant to the terms of the Certificate of Designation, the consent of holders of at least 90% of the outstanding Series B Preferred Shares is required to approve the Series B Preferred Amendment. Therefore, one of the conditions to the adoption of the Series B Preferred Amendment is the receipt of the consent of holders of at least 90% of the outstanding Series B Preferred Shares. You may not consent to the Series B Preferred Amendment without tendering your Series B Preferred Shares in the Offer and you may not tender your Series B Preferred Shares in the Offer without consenting to the Series B Preferred Amendment. The consent to the Series B Preferred Amendment is a part of the letter of transmittal and consent relating to the Series B Preferred Shares (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), and therefore by tendering your Series B Preferred Shares you will deliver to us your consent to the Series B Preferred Amendment. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Series B Preferred Shares you have tendered.

The Series B Preferred Shares are not listed on any national securities exchange.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Offer to Purchase and in the related Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until 5:00 p.m., Eastern Standard Time, on Thursday, November 18, 2021, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation under certain circumstances. See “The Offer and Consent Solicitation—General Terms—Offer Period.” Promptly upon any such withdrawal, we will return the tendered Series B Preferred Shares to the holders (and the related consent to the Series B Preferred Amendment will be revoked).

You may tender some or all of your Series B Preferred Shares into the Offer. If you elect to tender Series B Preferred Shares in response to the Offer and Consent Solicitation, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal and Consent. If you tender Series B Preferred Shares, you may withdraw your tendered Series B Preferred Shares at any time before the Expiration Date and retain them on their current terms, or amended terms if the Series B Preferred Amendment is approved, by following the instructions in this Offer to Purchase and Consent Solicitation. In addition, tendered Series B Preferred Shares that are not accepted by us by Thursday, November 18, 2021, may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

Series B Preferred Shares not tendered pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Series B Preferred Amendment is approved. We reserve the right to redeem any of the Series B Preferred Shares, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption).

Our Board of Directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board of Directors or the information agent for the Offer and Consent Solicitation is making any recommendation as to whether holders of the Series B Preferred Shares should tender their Series B Preferred Shares and consent to the Series B Preferred Amendment in the Consent Solicitation. Each holder of the Series B Preferred Shares must make its own decision as to whether to tender some or all of its Series B Preferred Shares and consent to the Series B Preferred Amendment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Series B Preferred Amendment. By tendering your Series B Preferred Shares, you will be delivering your consent to the proposed Series B Preferred Amendment, which consent will be effective upon our acceptance of the Series B Preferred Shares for payment.

All questions concerning the terms of the Offer and Consent Solicitation, including tender procedures and requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-5074
Email: centrus@dfking.com

We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series B Preferred Shares.

This Offer to Purchase is dated October 20, 2021.

Table of Contents

Page

ABOUT THIS OFFER TO PURCHASE	1

SUMMARY	2
The Offer and Consent Solicitation	2

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6

CERTAIN CONSIDERATIONS	9

THE OFFER AND CONSENT SOLICITATION	11
Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation	11
General Terms	13
Procedure for Tendering Series B Preferred Shares	17
Acceptance of the Series B Preferred Shares and Payment of Cash	21
Announcement of Results of The Offer and Consent Solicitation	22
Agreements, Regulatory Requirements and Legal Proceedings	22
Interests of Directors, Executive Officers and Others	22
Price Range, Dividends and Related Stockholder Matters	22
Source and Amount of Funds	24
Depositary	24
Information Agent	24
Fees and Expenses	24
Transactions and Agreements Concerning Our Series B Preferred Shares	24
Registration Under the Exchange Act	26
Absence of Appraisal Or Dissenters’ Rights	26
Material U.S. Federal Income Tax Consequences	27
Additional Information; Amendments	31

ANNex	32
Annex A	32

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ABOUT THIS OFFER TO PURCHASE

You should read this Offer to Purchase, including the detailed information regarding our company and our Series B Preferred Shares, and the form of the Series B Preferred Amendment that is attached as an exhibit to this Offer to Purchase.

You should rely only on the information contained in this Offer to Purchase. We have not authorized anyone to provide you with information different from that contained in this Offer to Purchase. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Offer to Purchase is accurate as of any date other than the date on the front of this Offer to Purchase. You should not consider this Offer to Purchase to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Offer to Purchase to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Offer to Purchase, we use the terms “our company,” “we,” “us,” “our,” and similar references to refer to Centrus Energy Corp. and its subsidiaries.

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SUMMARY

This summary provides a brief overview of the key aspects of The Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer to Purchase. Accordingly, you are urged to carefully review this Offer to Purchase in its entirety.

Our Company	Centrus Energy Corp., a Delaware corporation (“Centrus” or the “Company”), is a supplier of nuclear fuel components and services for the nuclear power industry. Centrus operates two business segments: (a) low-enriched uranium (“LEU”), which supplies various components of nuclear fuel to utilities, and (b) technical solutions, which provides advanced engineering, design, and manufacturing services to government and private sector customers.

Corporate Contact Information	Our principal executive offices are located at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, and our telephone number at that address is (301) 564-3200. Our website is https://www.centrusenergy.com. Information contained on our website is not a part of this Offer to Purchase. Our Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”) is listed on the NYSE American under the symbol “LEU”

The Offer and Consent Solicitation

Securities to be Tendered	All issued and outstanding shares of our Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”). The Series B Preferred Shares were issued on February 14, 2017 pursuant to a private exchange offer and consent solicitation, undertaken to reduce and extend the maturity of our long-term debt burden. Pursuant to their current terms, the Series B Preferred Shares accrue preferred dividends at a rate of 7.5% per annum, and we may not pay dividends on our shares of common stock so long as our Series B Preferred Shares are outstanding. Furthermore, the accrued preferred dividends must be paid upon the achievement by us of certain financial thresholds, which have not yet occurred. As of September 30, 2021, there were 37,847 Series B Preferred Shares outstanding, which had an aggregate liquidation preference of $51.0 million, consisting of (i) $37.8 million of original liquidation preference as of the time of issuance on February 14, 2017 and (ii) $13.2 million of cumulative accrued unpaid dividends. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021.

Market Price of Our Securities	Our Series B Preferred Shares are not listed on a national securities exchange or quoted on an inter-dealer quotation system.

Background of and the Reasons for the Offer and Consent Solicitation

Our Board of Directors believes that our current capital structure, including the Series B Preferred Shares, limits our ability to raise additional capital that could fund future operations, production and investments. In order to address these issues, and to create additional value for the holders of our common stock, our Board of Directors, in consultation with its advisors, has concluded that a cash tender offer for all of the outstanding Series B Preferred Shares with a concurrent consent solicitation seeking approval of the Series B Preferred Amendment is an appropriate solution and in the best interests of the Company and its stockholders.

In light of the foregoing, our Board of Directors believes that the Offer and Consent Solicitation will improve our capital structure, enable us to attract greater capital investment in the Company and create additional value for holders of our common stock.

The Offer

From the date of the commencement of the Offer until the Expiration Date (as described below), we are offering to holders of our Series B Preferred Shares (“Series B Preferred Holders”) the opportunity to receive $1,145.20 in cash for each Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends). The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021.

If a Series B Preferred Holder tenders any Series B Preferred Shares, it may withdraw its tendered Series B Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms, or amended terms if the Series B Preferred Amendment is approved. In addition, Series B Preferred Shares that are not accepted by us by Thursday, November 18, 2021 may thereafter be withdrawn until such time as the Series B Preferred Shares are accepted by us.

For purposes of the Offer, we will be deemed to have accepted all Series B Preferred Shares that are validly tendered and for which tenders are not withdrawn as of the Expiration Date, unless we give written notice to the holder of the Series B Preferred Share of our non-acceptance. Under no circumstances will we pay interest as part of the consideration, including, but not limited to, by reason of any delay in making payment.

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The Consent Solicitation

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Series B Preferred Shares to amend (the “Series B Preferred Amendment”) the certificate of designation of the Series B Preferred Shares from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following consummation of the Offer at the reduced redemption price referred to in clause (ii) above. A copy of the proposed Amended and Restated Certificate of Designation effecting the Series B Preferred Amendment (the “Amended and Restated Certificate of Designation”) for the Series B Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Amended and Restated Certificate of Designation in its entirety. The adoption of the Series B Preferred Amendment is conditioned on our receipt of the affirmative consent of holders of at least 90% of the outstanding Series B Preferred Shares.

Series B Preferred Holders who validly tender (and do not subsequently withdraw) Series B Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their affirmative consent to approve the Series B Preferred Amendment (effective upon our acceptance of the tendered Series B Preferred Shares). The affirmative consent to the Series B Preferred Amendment is a part of the Letter of Transmittal and Consent that is being sent to Series B Preferred Holders in the Offer (the “Letter of Transmittal and Consent”).

Series B Preferred Holders cannot tender any Series B Preferred Shares for exchange in the Offer without giving affirmative consent to the Series B Preferred Amendment and they cannot affirmatively consent to the Series B Preferred Amendment without tendering their Series B Preferred Shares. Thus, before deciding whether to tender any Series B Preferred Shares, Series B Preferred Holders should be aware that a tender of the Series B Preferred Shares may result in the approval of the Series B Preferred Amendment.

The Offer and Consent Solicitation are subject to the terms and conditions contained in this Offer to Purchase and the Letter of Transmittal and Consent.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 5:00 p.m., Eastern Standard Time, on Thursday, November 18, 2021, or such later time and date to which we may extend the Offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation are open (the “Offer Period”).

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

Amendments to The Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or decreasing the cash purchase price for each Series B Preferred Share.

If we increase or decrease the cash purchase price for each Series B Preferred Share or decrease the number of the Series B Preferred Shares sought for tender, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business day period. If we materially change other terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition to the Offer and Consent Solicitation, we will disseminate promptly additional information to you. In addition, we will extend the Offer and Consent Solicitation to the extent required by the Exchange Act.

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Conditions to The Offer and Consent Solicitation	The Offer and Consent Solicitation are conditioned upon the following:
	•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or Consent Solicitation, the tender of the Series B Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer or Consent Solicitation;

	•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of the Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept the Series B Preferred Shares;

	•	there shall not have occurred any event that, in our reasonable judgment, materially adversely affects our business or our ability to consummate the Offer and Consent Solicitation; and

	•	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer or Consent Solicitation, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

Additional Consent to Consent Solicitation

In addition to being subject to the conditions set forth above under “The Offer and Consent Solicitation—General Terms—Conditions to The Offer and Consent Solicitation,” the Consent Solicitation is additionally conditioned upon at least 90% of the outstanding Series B Preferred Shares having been tendered in the Offer.

No Recommendation; Holder’s Own Decision	Each holder of the Series B Preferred Shares must make its own decision as to whether to tender the Series B Preferred Shares pursuant to the Offer and consent to the Series B Preferred Amendment pursuant to the Consent Solicitation. Neither we, nor our Board of Directors, our management, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Series B Preferred Shares, or consent to the Series B Preferred Amendment, and no one has been authorized by any of them to make such a recommendation.

Announcement of Results of The Offer	Final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Series B Preferred Shares, will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) within four business days of the Expiration Date and by amendment to the Schedule TO (as defined below) we file with the Commission in connection with the Offer and Consent Solicitation.

Source and Amount of Funds	The source of funds for the cash consideration being paid by us to those tendering Series B Preferred Shares pursuant to the Offer is our available cash. The total amount of cash required to purchase all outstanding Series B Preferred Shares is $43.3 million. In addition, we estimate fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1.0 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Information Agent	D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Offer to Purchase.

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Depositary	The depositary for the Offer and Consent Solicitation is: Computershare Trust Company, N.A. (the “Depositary”).

Fees and Expenses

The expenses of soliciting tenders of the Series B Preferred Shares will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us or the information agent in connection with the Offer and Consent Solicitation. If your Series B Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series B Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Absence of Appraisal or Dissenters’ Rights	Holders of the Series B Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Additional Information; Amendments

We have filed with the Commission an Issuer Tender Offer Statement on Schedule TO-I (the “Schedule TO”). We recommend that holders of the Series B Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer and consent to the Series B Preferred Amendment that is the subject of the Consent Solicitation.

The Offer and Consent Solicitation are not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board of Directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and holders of the Series B Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.

Material U.S. Federal Income Tax Consequences	You should carefully consider the information described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 27 of this Offer to Purchase.

Certain Considerations	You should also carefully consider the risks and considerations described in the section entitled “Certain Considerations” beginning on page 9 of this Offer to Purchase.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical facts included or incorporated by reference in this Offer to Purchase, including, without limitation, statements regarding our intention to redeem all Series B Preferred Shares that remain outstanding following consummation of the Offer, future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” or “continue” or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, which may be amplified by the novel coronavirus (COVID-19) pandemic, include, but are not limited to, our assumptions about:

•	the liquidity of the Series B Preferred Shares not tendered in the Offer and Consent Solicitation and the limited trading markets in our securities;

•	our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations;

•	the use of our net operating loss (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined below) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof;

•	the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”);

•	our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX and deliveries under a long-term commercial supply agreement with Orano Cycle;

•	our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements;

•	our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability;

•	risks related to whether or when government funding or demand for high-assay low-enriched uranium (“HALEU”) for government or commercial uses will materialize;

•	risks and uncertainties regarding funding for continuation and deployment of the American Centrifuge technology after the completion of the demonstration program and for our other U.S. government contracts and subcontracts;

•	the potential for further demobilization or termination of our American Centrifuge work;

•	risks related to our ability to perform fixed-price and cost-share contracts such as our agreement with the U.S. Department of Energy (“DOE”) to demonstrate the capability to produce HALEU, including the risk that costs could be higher than expected, or the risk we may not obtain additional funding to fund increased costs or be able to continue operations;

•	risks that we will not be able to timely complete the work that we are obligated to perform;

•	financial difficulties experienced by customers;

•	pricing trends and demand in the uranium and enrichment markets;

•	movement and timing of customer orders;

•	the value of our intangible assets related to the sales order book and customer relationships;

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•	our reliance on third-party suppliers;

•	our ability to sell all of the LEU we are required to purchase under supply agreements for prices that cover our costs;

•	the fact that we face significant competition from major producers who may be less cost sensitive or are wholly or partially government owned;

•	our ability to compete in foreign markets may be limited for various reasons;

•	existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers;

•	the fact that we are dependent on our largest customers;

•	actions, including government reviews, that may be taken by the U.S. government, the Russian government or other governments that could affect our ability to perform or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements;

•	the impact of, and changes to, government regulation including by the DOE and the U.S. Nuclear Regulatory Commission as well as the States of Ohio and Tennessee;

•	our ability to commercially deploy competitive enrichment technology;

•	our dependence on intercompany support from Enrichment Corporation;

•	our ability to perform and receive timely payment under agreements with the DOE;

•	the competitive bidding process associated with obtaining a federal contract;

•	the potential for DOE to seek to terminate or exercise its remedies under its agreements with the Company;

•	our ability to perform fixed-price contracts;

•	our ability to obtain new business opportunities and achieve market acceptance of our services;

•	failures or security breaches of our information technology systems;

•	risks related to pandemics and other health crises, such as the global novel coronavirus (COVID-19) outbreak and emerging variants;

•	potential strategic transactions that could be difficult to implement, disrupt our business or change our business profile significantly;

•	the outcome of legal proceedings and other contingencies;

•	changes in the nuclear energy industry;

•	the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities;

•	risks related to the Company’s capital concentration;

•	risk that a small number of holders of Class A Common Stock, whose interests may not be aligned with other holders of Class A Common Stock, may exert significant influence over the direction of the Company;

•	risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;

•	the fluctuation of revenue and operating results from quarter to quarter, and in some cases, year to year;

•	our ability to attract and retain key personnel;

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•	risks of accidents during the transportation, handling or processing of hazardous or radioactive material that may pose a health risk to humans or animals, cause property or environmental damage, or result in precautionary evacuations;

•	risks associated with claims and litigation arising from past activities at sites that we no longer operate, including the litigation pending regarding the Portsmouth, Ohio, gaseous diffusion plant;

•	our certificate of incorporation gives us certain rights with respect to equity securities held by foreign persons above a certain level;

•	changes in government policies and priorities;

•	disruptions in other areas of the nuclear fuel cycle;

•	civic opposition to, or changes in, government policies regarding nuclear operations;

•	business decisions concerning reactors or reactor operations;

•	the financial condition of reactor owners and operations;

•	the need for generating capacity;

•	consolidation within the electric power industry;

•	the “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2020, in our Quarterly Reports on Form 10-Q, and other public filings and press releases; and

•	other risks and uncertainties discussed in this and our other filings with the Commission.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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CERTAIN CONSIDERATIONS

The Series B Preferred Amendment, if approved, will eliminate any obligation to make payments of dividends in respect of our Series B Preferred Shares (other than in the event of redemption or distribution of assets upon liquidation, dissolution or winding up), permit us to redeem Series B Preferred Shares for a limited period of time at a price per share equal to the amount of the Consideration, and will allow us to pay cash dividends on our common stock, and make other cash distributions in respect of our common stock

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Series B Preferred Amendment by at least 90% of holders of the Series B Preferred Shares, we will adopt the Series B Preferred Amendment to allow us from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. Subsequently, holders of the Series B Preferred Shares who do not tender such shares in the Offer will lose their right to receive any future Series B Preferred Share distributions, which historically has been zero, other than accrued dividends in connection with a redemption or any distribution of assets upon liquidation, dissolution or winding up, and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above. Pursuant to the terms of the Certificate of Designation, the consent of holders of at least 90% of the outstanding Series B Preferred Shares is required to approve the Series B Preferred Amendment. Therefore, one of the conditions to the adoption of the Series B Preferred Amendment is the receipt of the consent of holders of at least 90% of the outstanding Series B Preferred Shares. You may not consent to the Series B Preferred Amendment without tendering your Series B Preferred Shares in the Offer and you may not tender your Series B Preferred Shares in the Offer without consenting to the Series B Preferred Amendment. The consent to the Series B Preferred Amendment is a part of the Letter of Transmittal and Consent, and therefore by tendering your Series B Preferred Shares you will deliver to us your consent to the Series B Preferred Amendment. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Series B Preferred Shares you have tendered.

A copy of the proposed Amended and Restated Certificate of Designation for the Series B Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Amended and Restated Certificate of Designation in its entirety.

If we fail to receive the consent of holders of at least 90% of the outstanding Series B Preferred Shares to approve the Series B Preferred Amendment, the Series B Preferred Shares will continue to accrue dividends pursuant to the terms of the Certificate of Designation, and we will remain subject to the limitations in the Certificate of Designation relating to (i) the declaration, payment and setting apart funds for the payment of any dividend or other distribution with respect to any of the Company’s common stock or other junior stock, and (ii) the redemption, purchase and acquisition for consideration any of the Company’s common stock or other junior stock or parity stock through a sinking fund or otherwise, as long as any Series B Preferred Share is outstanding (subject to certain exceptions).

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to holders of the Series B Preferred Shares, and the Consideration is less than the aggregate per share liquidation preference as of September 30, 2021.

None of us, our affiliates or the information agent makes any recommendation as to whether you should tender some or all of your Series B Preferred Shares. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of holder of the Series B Preferred Shares for purposes of negotiating the Offer or the Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. As of September 30, 2021, the aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29. You must make your own independent decision regarding your participation in the Offer and Consent Solicitation.

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There is no guarantee that tendering your Series B Preferred Shares in the Offer will put you in a better future economic position.

We can give no assurance as to the market value of our Series B Preferred Shares in the future. If you choose to tender some or all of your Series B Preferred Shares in the Offer, future events may cause an increase of the market price of our Series B Preferred Shares, which may result in a lower value realized by participating in the Offer than you might have realized if you did not tender your Series B Preferred Shares. Similarly, if you do not tender your Series B Preferred Shares in the Offer, there can be no assurance that you can sell your Series B Preferred Shares in the future at a value equal to or higher than would have been obtained by participating in the Offer. Moreover, we may elect to offer to purchase additional shares of our Series B Preferred Shares in the future, and there can be no guarantee that any future offer will be on terms equivalent to, more or less favorable than the terms of this Offer. In addition, if the Series B Preferred Amendment is adopted, any Series B Preferred Shares held by you that you do not tender in the Offer will no longer be entitled to any future dividend payments and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. Any accrued but unpaid dividends will only be realizable upon redemption or the distribution of assets upon liquidation, dissolution or winding up. Furthermore, if the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption).

Holders of the Series B Preferred Shares who participate in the Offer and tender Series B Preferred Shares will lose their right to receive future distributions with respect to any Series B Preferred Shares tendered.

Holders of our Series B Preferred Shares are entitled to receive, when, as and if declared by the Company’s Board of Directors out of any funds legally available therefor, cumulative dividends on the liquidation preference per Series B Preferred Share. Holders of the Series B Preferred Shares who choose to participate in the Offer by tendering Series B Preferred Shares will only receive the cash payment of $1,145.20 per share, less any applicable withholding taxes, and will lose the right to receive any accrued but unpaid dividends thereon and all future distributions with respect to such tendered Series B Preferred Shares. However, if the Series B Preferred Amendment is adopted, any Series B Preferred Shares held by you that you do not tender in the Offer will no longer be entitled to any future dividend payments and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. Any accrued but unpaid dividends will only be realizable upon redemption or the distribution of assets upon liquidation, dissolution or winding up. In addition, if the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption).

The liquidity of the Series B Preferred Shares that are not tendered will likely be reduced.

The ability to sell untendered Series B Preferred Shares will likely become more limited due to the reduction in the number of the Series B Preferred Shares outstanding upon completion of the Offer and Consent Solicitation, in particular if a significant number (but fewer than 90%) of the outstanding Series B Preferred Shares are tendered in the Offer. A more limited number of outstanding Series B Preferred Shares might adversely affect the value of untendered Series B Preferred Shares. We cannot assure you as to the value of the Series B Preferred Shares that remain outstanding following consummation of the Offer. If 90% or more of the outstanding Series B Preferred Shares are tendered in the Offer, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer.

The Offer and Consent Solicitation may be withdrawn, extended or delayed.

We may withdraw the Offer and Consent Solicitation under certain circumstances. See “The Offer and Consent Solicitation—General Terms—Offering Period.” Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”

Even if the Offer and Consent Solicitation is consummated, it may not be consummated on the schedule described hereunder. Accordingly, holders of our Series B Preferred Shares participating in the Offer and Consent Solicitation may have to wait longer than expected to receive their cash, during which time such holder will not be able to effect transfers or sales of their Series B Preferred Shares tendered in the Offer.

To the extent we utilize our working capital to finance the Consideration, our ability to invest in our business and pay distributions to our stockholders will be reduced.

Our working capital will be reduced to the extent we use such funds to fund the Consideration, which could reduce our ability to invest in our business, including development of new technologies, and our ability to pay distributions to our stockholders.

If you tender shares pursuant to the Offer, you may be required to include the full amount of the cash you receive in your taxable income without reduction for your tax basis.

The U.S. federal income tax rules governing the tendering of the Series B Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender Series B Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in the tender in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. In addition, if you are a Non-U.S. Holder (as defined below), you may be subject to a 30% withholding tax (or a lower treaty rate if applicable) on the amount treated as a dividend. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering Series B Preferred Stock pursuant to the Offer in light of your individual circumstances. See “Material U.S. Federal Income Tax Consequences to U.S. Holders of the Series B Preferred Shares” for additional information.

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THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Certain Considerations” in this Offer to Purchase and the section entitled “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2020, in our Quarterly Reports on Form 10-Q, and other public filings and press releases. Holders of the Series B Preferred Shares should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Offer to Purchase in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer and Consent Solicitation.

Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation

On November 17, 2020, the Company completed a tender offer (the “Prior Tender Offer”) to purchase up to $60 million of the Series B Senior Preferred Stock, at a purchase price of $954.59 per share, which represented a 25% discount from the aggregate liquidation preference, including accrued but unpaid dividends, of $1,272.78 per share as of September 30, 2020. The Prior Tender Offer was oversubscribed. Pursuant to the terms of the Prior Tender Offer, the Company purchased 62,854 Series B Preferred Shares at a purchase price of $954.59 per share on a pro rata basis, for an aggregate purchase price of approximately $60 million. These shares represented approximately 60% of the Company's outstanding Series B Preferred Shares as of September 30, 2020.

On September 24, 2021, a transaction committee of our Board of Directors (the “Transaction Committee”) determined that it is in the best interests of the Company and its stockholders to repurchase our remaining outstanding Series B Preferred Shares, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our stockholders. The Transaction Committee of our Board of Directors reviewed materials concerning the impact of a repurchase of our Series B Preferred Shares on certain financial metrics of the Company, and discussed with management information concerning the Company's financial position, liquidity, cash flow and debt maturity profile. The Transaction Committee also considered other possible options for using our cash balances. Based upon the foregoing, the Transaction Committee recommended that our Board of Directors approve a tender by the Company for all issued and outstanding shares of the Series B Preferred Shares through a cash tender offer, as well as a solicitation of consents to amend the terms of the Series B Preferred Shares.

Subsequently, on September 28, 2021, our Board of Directors (except two members of our Board of Directors, Neil S. Subin and Tetsuo Iguchi, who were recused from participating in any discussions or meetings relating to the Offer and Consent Solicitation) reviewed materials concerning the impact of a repurchase of our Series B Preferred Shares on certain financial metrics of the Company, and discussed with management information concerning the Company's financial position, liquidity, cash flow and debt maturity profile. The Board of Directors also considered other possible options for using our cash balances. On October 14, 2021, our Board of Directors approved a tender by the Company for all issued and outstanding Series B Preferred Shares through the Offer, as well as a solicitation of consents to amend the terms of the Series B Preferred Shares pursuant to the Series B Preferred Amendment through the Consent Solicitation.

In evaluating the Offer and Consent Solicitation, the Transaction Committee and/or independent members of our Board of Directors consulted with the Company’s legal and financial advisors, discussed certain matters relating to the Company with Company’s management and considered a number of factors that it believed supported the decision, including, but not limited to, the following factors:

•	Impact on Common Stock: (i) the fact that dividends in respect of the Series B Preferred Shares continue to accrue over time at a rate higher than the expected growth of the Company and the industry in which the Company operates, and (ii) the Company’s inability to pay cash dividends in respect of common stock so long as Series B Preferred Shares are outstanding. The tender for all issued and outstanding Series B Preferred Shares in the Offer is intended to increase the attractiveness of possible future offerings of the Class A Common Stock to potential investors by continuing the process of removing a class of securities senior to the Class A Common Stock. The Consent Solicitation was included in furtherance of these goals and, in part, because the Offer may not result in the acquisition of all of the outstanding Series B Preferred Shares.

•	Increased Strategic Flexibility: Without the consent of holders of a majority of the Series B Preferred Shares, the terms of the Series B Preferred Shares limit the ability of the Company to structure potential strategic transactions, including potential acquisition transactions or sale transactions, that would adversely affect the rights of the Series B Preferred Shares or involve the issuance of capital stock senior to, or pari passu with, the Series B Preferred Shares. As a practical matter, these terms may decrease (i) the likelihood that potential strategic partners would engage in discussions with the Company, and (ii) the ability of the Company to structure potential transactions that would otherwise be in the interests of holders of common stock, unless the Series B Preferred Shares are redeemed or otherwise retired, in each case, at or prior to a strategic transaction. Although shares of our Series B Preferred Shares may remain outstanding upon completion of the Offer, the tender for all issued and outstanding Series B Preferred Shares in the Offer will reduce the amount of a class of securities whose terms include certain of the limitations described above.

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•	Capital Structure Alternatives: The Transaction Committee and our Board of Directors discussed and evaluated a range of capital structures and alternatives other than removing the Series B Preferred Shares from the capital structure, including (i) retiring a portion of the Company’s 8.25% Notes due 2027 (the “8.25% Notes”), (ii) refinancing all or a portion of the 8.25% Notes and (iii) redeeming a portion of the Series B Preferred Shares. In evaluating these options, the Transaction Committee and our Board of Directors considered (i) the limitations on the Company’s current ability to access debt capital markets on favorable terms, (ii) the cash interest rate of 8.25% per annum on the 8.25% Notes, (iii) the 7.5% per annum accrual rate on the Series B Preferred Shares, (iv) the circumstances under which we would become obligated to pay cash dividends on our Series B Preferred Shares, and (v) the possibility of acquiring all or a portion of the Series B Preferred Shares at a meaningful discount to its liquidation preference through the Offer.

•	Liquidity: The Company anticipates having sufficient liquidity to fund the purchase of all outstanding Series B Preferred Shares (either through the Offer or a combination of the Offer and a subsequent redemption) and related fees and expenses, as well as fund all of its anticipated operational, production and investment needs for the foreseeable future. The Offer also provides holders of our Series B Preferred Shares with an efficient way to sell shares of the Series B Preferred Shares without incurring brokerage fees or commissions associated with privately negotiated arms-length transactions. Where Series B Preferred Shares are tendered by the registered owner of those Series B Preferred Shares directly to the Depositary, the sale of those Series B Preferred Shares in the Offer will permit the tendering stockholder to avoid the transaction costs associated with resales of securities that are not listed on a national securities exchange. Series B Preferred Shares held in a brokerage account or otherwise through brokers may be subject to transaction costs.

However, none of the Company, the members of the Transaction Committee and our Board of Directors or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering all or a portion of your Series B Preferred Shares and consent to the Series B Preferred Amendment in the Consent Solicitation. You must make your own decision as to whether to tender some or all of your Series B Preferred Shares and consent to the Series B Preferred Amendment. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal and Consent, including our reasons for making the Offer and Consent Solicitation described herein, before taking any action with respect to the Offer and Consent Solicitation. You should discuss whether to tender all or a portion of your Series B Preferred Shares with your broker or other financial or tax advisors.

Following the completion or termination of the Offer and Consent Solicitation, we may seek to repurchase, redeem or otherwise retire additional Series B Preferred Shares from time to time in the future. The amount of the Series B Preferred Shares we buy and timing of any such repurchases would depend on a number of factors, including the availability of cash and/or financing on acceptable terms, and blackout periods in which we are restricted from repurchasing our securities as well as any decision to use cash for other strategic objectives. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption).

Certain Effects of the Offer and Consent Solicitation. If we complete the Offer, holders of any of our Series B Preferred Shares remaining outstanding will continue to bear the risks associated with owning the Series B Preferred Shares. Such holders may be able to sell non-tendered Series B Preferred Shares in the future at a net price higher or lower than the purchase price in the Offer. Holders of our Series B Preferred Shares who do not participate in the Offer and Consent Solicitation will automatically increase their relative percentage ownership interest in the remaining Series B Preferred Shares outstanding. We can give no assurance, however, as to the price at which a holder may be able to sell his or her Series B Preferred Shares in the future. Completion of the Offer, as well as the Consent Solicitation, would also have a significant impact on our capital structure, as dividends in respect of our Series B Preferred Shares have historically accrued over time at a rate higher than the expected growth of the Company and the industry in which the Company operates. The completion of the Offer, as well as completion of the Consent Solicitation, could also increase the attractiveness for new equity capital, further impacting the Company’s capital structure. In particular, a capital structure comprised more broadly of common stock could increase the attractiveness of possible future offerings of the Class A Common Stock to potential investors by reducing the number of outstanding shares of a class of securities senior to the common stock. This could enhance our ability to fund future operations and production.

If we successfully complete the Consent Solicitation as well as the Offer, and obtain the requisite approval of the Series B Preferred Amendment by at least 90% of holders of the Series B Preferred Shares, we will adopt the Series B Preferred Amendment to allow us from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. Subsequently, holders of the Series B Preferred Shares who do not tender such shares in the Offer will lose their right to receive any future Series B Preferred Share distributions, which historically has been zero, other than accrued dividends in connection with a redemption or any distribution of assets upon liquidation, dissolution or winding up, and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above.

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NONE OF OUR AFFILIATES, DIRECTORS, OFFICERS OR EMPLOYEES OR THE INFORMATION AGENT FOR THE OFFER AND CONSENT SOLICITATION, IS MAKING ANY RECOMMENDATIONS TO ANY HOLDER OF THE SERIES B PREFERRED SHARES AS TO WHETHER TO TENDER ALL OR A PORTION OF THEIR SERIES B PREFERRED SHARES and deliver their consent to the Series B Preferred Amendment. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER SERIES B PREFERRED SHARES PURSUANT TO THE OFFER and consent to the Series B Preferred Amendment pursuant to the Consent Solicitation.

General Terms

From the date of the commencement of the Offer until the Expiration Date (as described below), we are offering to holders of our Series B Preferred Shares the opportunity to receive $1,145.20 in cash for each Series B Preferred Share (inclusive of any rights to accrued but unpaid dividends), for all outstanding shares of our Series B Preferred Shares.

Concurrent with the Offer, we are also conducting the Consent Solicitation among the holders of the Series B Preferred Shares seeking to adopt the Series B Preferred Amendment, from and after the effective date of the Series B Preferred Amendment, so as to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. Subsequently, holders of the Series B Preferred Shares who do not tender such shares in the Offer will lose their right to receive any future Series B Preferred Share distributions, which historically has been zero, other than accrued dividends in connection with a redemption or any distribution of assets upon liquidation, dissolution or winding up, and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above. Pursuant to the terms of the Certificate of Designation, the consent of holders of at least 90% of the outstanding Series B Preferred Shares is required to approve the Series B Preferred Amendment. Therefore, one of the conditions to the adoption of the Series B Preferred Amendment is the receipt of the consent of holders of at least 90% of the outstanding Series B Preferred Shares.

A copy of the Amended and Restated Certificate of Designation for the Series B Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Series B Preferred Amendment in its entirety.

Holders who tender Series B Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Series B Preferred Amendment (effective upon our acceptance of the tendered Series B Preferred Shares). The consent to the Series B Preferred Amendment is a part of the Letter of Transmittal and Consent relating to the Series B Preferred Shares.

You cannot tender any Series B Preferred Shares in the Offer without giving your consent to the Series B Preferred Amendment and you cannot consent to the Series B Preferred Amendment without tendering your Series B Preferred Shares. Thus, before deciding whether to tender any Series B Preferred Shares, you should be aware that a tender of the Series B Preferred Shares may result in the approval of the Series B Preferred Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Offer to Purchase and the Letter of Transmittal and Consent.

You may tender some or all of your Series B Preferred Shares into the Offer. If you elect to tender Series B Preferred Shares in the Offer and Consent Solicitation, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal and Consent.

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If you tender Series B Preferred Shares, you may withdraw your tendered Series B Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms, or amended terms if the Series B Preferred Amendment is approved, by following the instructions herein. In addition, Series B Preferred Shares that are not accepted by us by Thursday, November 18, 2021 may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

Corporate Information

Our company was incorporated in 1998 under the laws of the state of Delaware as part of the privatization of the United States Enrichment Corporation. We are a supplier of nuclear fuel components and services for the nuclear power industry. We operate two business segments: (a) LEU, which supplies various components of nuclear fuel to utilities, and (b) technical solutions, which provides advanced engineering, design, and manufacturing services to government and private sector customers. We had approximately 250 employees as of September 30, 2021. Our Class A Common Stock is listed on the NYSE American under the symbol “LEU.”

Our principal executive offices are located at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, and our telephone number at that address is (301) 564-3200. Our website is https://www.centrusenergy.com. Information contained on our website is not a part of this Offer to Purchase.

Incorporation of Documents by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than, in each case, information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 22, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 12, 2021 and for the quarter ended June 30, 2020, filed with the Commission on August 13, 2021;

•	our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2021; and

•	and our Current Reports on Form 8-K filed with the Commission on January 14, 2021, February 5, 2021, June 16, 2021 (other than Exhibit 99.1 thereto), September 8, 2021, September 14, 2021, September 17, 2021 and September 29, 2021.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in the Offer to Purchase shall be deemed to be modified or superseded for purposes of the Offer and Consent Solicitation to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein (other than, in each case, information furnished rather than filed) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer and Consent Solicitation, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the Commission as described below under “Where You Can Find More Information” or by contacting us at 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, main telephone number (301) 564-3200, Attention: Investor Relations. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

Where You Can Find More Information. We file annual, quarterly and current reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. The Commission maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at https://www.centrusenergy.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the Commission.

We also have filed the Schedule TO with the Commission that includes additional information relating to the Offer and Consent Solicitation. The Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Information about us is also available on our website. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of the Offer and Consent Solicitation.

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Series B Preferred Shares Subject to the Offer and Consent Solicitation

The Series B Preferred Shares were issued on February 14, 2017 pursuant to a private exchange offer and consent solicitation, undertaken to reduce and extend the maturity of our long-term debt burden. Pursuant to their current terms, the Series B Preferred Shares accrue preferred dividends at a rate of 7.5% per annum, and we may not pay dividends on our shares of common stock so long as our Series B Preferred Shares are outstanding. Furthermore, the accrued preferred dividends must be paid upon the achievement by us of certain financial thresholds, which have not yet occurred. As of September 30, 2021, there were 37,847 Series B Preferred Shares outstanding, which had an aggregate liquidation preference of $51.0 million, consisting of (i) $37.8 million of original liquidation preference as of the time of issuance on February 14, 2017 and (ii) $13.2 million of cumulative accrued unpaid dividends. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 5:00 p.m., Eastern Standard Time, on Thursday, November 18, 2021, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the period during which the Offer and Consent Solicitation remains open (the “Offer Period”). During any extension, each holder of the Series B Preferred Shares who previously tendered Series B Preferred Shares will have a right to withdraw such previously tendered Series B Preferred Shares until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series B Preferred Shares. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

The current terms of the Series B Preferred Shares will continue to apply to any Series B Preferred Shares that remain outstanding following the consummation of the offer unless the Series B Preferred Amendment is approved, in which case the terms of the Series B Preferred Amendment will apply.

Amendments to The Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or decreasing the amount of cash issued for each share of the Series B Preferred Shares tendered, or by changing the terms of the Series B Preferred Amendment.

If we increase or decrease the amount of cash for each share of our Series B Preferred Shares or decrease the number of the Series B Preferred Shares sought for tender, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business day period.

If we make a material change in the other terms of the Offer or the Consent Solicitation or information concerning the Offer or the Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

Conditions to The Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or Consent Solicitation, the tender of the Series B Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer or Consent Solicitation ;

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•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of the Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept the Series B Preferred Shares;

•	there shall not have occurred any event that, in our reasonable judgment, materially adversely affects our business or our ability to consummate the Offer and Consent Solicitation; and

•	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer or Consent Solicitation, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

Additionally, the Consent Solicitation is conditioned upon at least 90% of the outstanding Series B Preferred Shares having been tendered in the Offer.

In addition, as to any holders of the Series B Preferred Shares, the Offer and Consent Solicitation is conditioned upon such holder of the Series B Preferred Shares desiring to tender Series B Preferred Shares in the Offer delivering to the Depositary in a timely manner the holder’s Series B Preferred Shares to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Offer to Purchase and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Series B Preferred Shares (and the related consent to the Series B Preferred Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Holder’s Own Decision

Neither we, nor any of our affiliates, directors, officers or employees or the information agent for the Offer and Consent Solicitation, is making any recommendations to any holder of our Series B Preferred Shares as to whether to tender any or all of their Series B Preferred Shares and deliver their consent to the Series B Preferred Amendment. Each holder of the Series B Preferred Shares must make its own decision as to whether to tender Series B Preferred Shares pursuant to the Offer and consent to the Series B Preferred Amendment pursuant to the Consent Solicitation.

Procedure for Tendering Series B Preferred Shares

A tender of the Series B Preferred Shares, and providing your consent to the Series B Preferred Amendment, pursuant to the procedures set forth herein, if and when accepted by us, will constitute a binding agreement between the tendering holder of the Series B Preferred Shares and us upon the terms and subject to the conditions of the Offer and Consent Solicitation.

A tender of the Series B Preferred Shares made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering holder of the Series B Preferred Shares that, among other things: (i) the holder of the Series B Preferred Shares agrees to tender Series B Preferred Shares on the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the holder of the Series B Preferred Shares consents to the Series B Preferred Amendment; (iii) the Offer and Consent Solicitation is discretionary and may be extended, modified, suspended or withdrawn by us as provided herein; (iv) such holder of the Series B Preferred Shares is voluntarily participating in the Offer and Consent Solicitation; (v) the future value of our Series B Preferred Shares is unknown and cannot be predicted with certainty; and (vi) such holder of the Series B Preferred Shares has read this Offer to Purchase and the Letter of Transmittal and Consent and Series B Preferred Amendment.

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Registered Holders; Beneficial Owners

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Series B Preferred Shares are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Series B Preferred Shares.

Persons whose Series B Preferred Shares are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Series B Preferred Shares but are “beneficial owners.” Beneficial owners cannot directly tender Series B Preferred Shares pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Series B Preferred Shares on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Series B Preferred Shares and Consenting to the Series B Preferred Amendment Using Letter of Transmittal and Consent

A registered holder of the Series B Preferred Shares may tender Series B Preferred Shares using a Letter of Transmittal and Consent in the form provided by us with this Offer to Purchase. A Letter of Transmittal and Consent is to be used only if delivery of the Series B Preferred Shares is to be made by book-entry transfer to the Depositary’s account at DTC pursuant to the procedures set forth in “—Tendering Series B Preferred Shares and Consenting to the Series B Preferred Amendment Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Series B Preferred Shares are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of the Series B Preferred Shares, unless you intend to tender those Series B Preferred Shares through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation. By tendering your Series B Preferred Shares, you will be delivering your consent to the proposed Series B Preferred Amendment, which consent will be effective upon our acceptance of the Series B Preferred Shares for payment.

In order for Series B Preferred Shares to be properly tendered pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Series B Preferred Shares being tendered must ensure that the Depositary receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Series B Preferred Shares by book-entry transfer to the Depositary’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering holder of the Series B Preferred Shares must set forth: (i) its name and address; (ii) the number of the Series B Preferred Shares being tendered by the holder; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Series B Preferred Shares (for example, if the registered holder has assigned the Series B Preferred Shares to a third party), the tendered Series B Preferred Shares must be properly accompanied by appropriate assignment documents, signed exactly as the name(s) of the registered holder(s) appear on the Series B Preferred Shares, with the signature(s) on the Series B Preferred Shares or assignment documents guaranteed by an Eligible Institution (as defined below).

Any Series B Preferred Shares duly tendered and delivered as described above may, but are not required to be, cancelled by the Company after completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Series B Preferred Shares tendered therewith exactly as the name of the registered holder appears on such Series B Preferred Shares and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Series B Preferred Shares are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

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Required Communications by Beneficial Owners

Persons whose Series B Preferred Shares are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Series B Preferred Shares, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Series B Preferred Shares on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Offer to Purchase. The Instructions Form is also filed as an exhibit to the Schedule TO, for which this Offer to Purchase is also an exhibit. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Series B Preferred Shares on your behalf.

Tendering Series B Preferred Shares and Consenting to the Series B Preferred Amendment Using Book-Entry Transfer

The Depositary has established an account for the Series B Preferred Shares at DTC for purposes of the Offer and the Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of the Series B Preferred Shares by causing DTC to transfer such Series B Preferred Shares into the Depositary’s account in accordance with ATOP. However, even though delivery of the Series B Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the Depositary at its address set forth in this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Series B Preferred Shares pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Series B Preferred Shares to the Depositary’s account at DTC. DTC will then send an “Agent’s Message” to the Depositary for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Series B Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal may be enforced against it. By tendering your Series B Preferred Shares, you will be delivering your consent to the proposed Series B Preferred Amendment, which consent will be effective upon our acceptance of the Series B Preferred Shares for payment.

Any Series B Preferred Shares duly tendered and delivered as described above may, but are not required to be, cancelled by the Company after completion of the Offer.

Delivery of a Letter of Transmittal or any other required documentation to DTC does not constitute delivery to the Depositary. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of the Series B Preferred Shares desires to tender its Series B Preferred Shares pursuant to the Offer and consent to the Series B Preferred Amendment pursuant to the Consent Solicitation, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, the holder can still tender its Series B Preferred Shares and consent to the Series B Preferred Amendment if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or email, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, with signatures guaranteed by an Eligible Institution; and

•	a confirmation of a book-entry transfer into the Depositary’s account at DTC of all Series B Preferred Shares delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book- entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the Depositary within 2 business days after the Notice of Guarantee is submitted.

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In any case where the guaranteed delivery procedure is utilized for the tender of the Series B Preferred Shares pursuant to the Offer, the delivery of cash for those Series B Preferred Shares tendered pursuant to the Offer and accepted pursuant to the Offer will be made only if the Depositary has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, THE SERIES B PREFERRED SHARES WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE DEPOSITARY RECEIVES SUCH SERIES B PREFERRED SHARES BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED SERIES B PREFERRED SHARES, MUST BE MADE TO THE DEPOSITARY. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF THE SERIES B PREFERRED SHARES. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of the Series B Preferred Shares and the related consent will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of the Series B Preferred Shares and the related consents that we determine are not in proper form or reject tenders of the Series B Preferred Shares and the related consents that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Series B Preferred Shares and the related consents, whether or not similar defects or irregularities are waived in the case of other tendered Series B Preferred Shares and the related consents. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders or the related consents, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering holders of the Series B Preferred Shares who tender Series B Preferred Shares directly to the Depositary will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Beneficial owners who hold Series B Preferred Shares through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Series B Preferred Shares on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of the Series B Preferred Shares to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include if tendered Series B Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Consent.

Withdrawal Rights

By tendering Series B Preferred Shares pursuant to the Offer, a holder will be deemed to have validly delivered its consent to the Series B Preferred Amendment. Tenders of the Series B Preferred Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Series B Preferred Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Series B Preferred Shares. A valid withdrawal of tendered Series B Preferred Shares before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Series B Preferred Amendment. Tenders of the Series B Preferred Shares and consent to the Series B Preferred Share Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Series B Preferred Shares at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders and the related consents are irrevocable; provided, however, that Series B Preferred Shares that are not accepted by us on or prior to Thursday, November 18, 2021 may thereafter be withdrawn by you until such time as the Series B Preferred Shares are accepted by us.

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To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Series B Preferred Shares for which tenders and related consents are to be withdrawn and the number of the Series B Preferred Shares to be withdrawn. If the Series B Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted prior to release of such Series B Preferred Shares. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder of the Series B Preferred Shares). A withdrawal may not be cancelled, and Series B Preferred Shares for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and, with respect to Series B Preferred Shares that are withdrawn, the Consent Solicitation. However, Series B Preferred Shares for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “—Procedure for Tendering Series B Preferred Shares” at any time prior to the Expiration Date.

A beneficial owner of the Series B Preferred Shares desiring to withdraw tendered Series B Preferred Shares and the related consents previously delivered through DTC should contact the DTC participant through which such owner holds its Series B Preferred Shares. In order to withdraw Series B Preferred Shares previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the Depositary by mail or email, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw tendered Series B Preferred Shares and the related consents only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Series B Preferred Shares other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder of the Series B Preferred Shares who tendered the Series B Preferred Shares being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Series B Preferred Shares—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Series B Preferred Shares being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Series B Preferred Share tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder of the Series B Preferred Shares, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance of the Series B Preferred Shares and Payment of Cash

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept all shares of the Series B Preferred Shares validly tendered until the Expiration Date, which is 5:00 p.m., Eastern Standard Time, on Thursday, November 18, 2021, or such later time and date to which we may extend. Cash to be paid upon tender of the Series B Preferred Shares pursuant to the Offer, along with written notice from Depositary confirming the balance of any Series B Preferred Shares not tendered, will be delivered promptly following the Expiration Date. In all cases, Series B Preferred Shares will only be accepted for tender pursuant to the Offer after timely receipt by the Depositary of (i) book-entry delivery of the tendered Series B Preferred Shares, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, (iv) any required signature guarantees, and (v) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted Series B Preferred Shares that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the holder of the Series B Preferred Shares of our non-acceptance. Upon our acceptance of validly tendered Series B Preferred Shares, the related consents to the Series B Preferred Amendment will become effective.

Under no circumstances will we pay interest as part of the Consideration, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to accept Series B Preferred Shares in the Offer.

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Announcement of Results of The Offer and Consent Solicitation

Final results of the Offer and Consent Solicitation, including whether all of the conditions to each of the Offer and the Consent Solicitation have been satisfied or waived and whether we will accept the tendered Series B Preferred Shares, will be published in a current report on Form 8-K to be filed with the Commission within four business days after the Expiration Date and by amendment to the Schedule TO that we file with the Commission in connection with the Offer and Consent Solicitation.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others” and “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Series B Preferred Shares” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

The Company does not beneficially own any Series B Preferred Shares.

Mr. Subin is a director of the Company and is also the president and manager of Milfam LLC, which is a significant holder of our Series B Preferred Stock and our Class A Common Stock. Toshiba America Nuclear Energy Corporation (“Toshiba”) and BWXT Investment Company (“BWXT”), as the holders of all outstanding shares of our Class B Common Stock, currently have the right to elect one director of the Company. In connection with evaluating whether or not to commence the Offer and Consent Solicitation, representatives of the Company held separate, informal discussions with Mr. Subin, as well as Toshiba and BWXT and/or their respective representatives concerning their respective interest, if any, in participating in a cash tender offer for the outstanding Series B Preferred Shares. Such discussions were informal, resulted in no agreement or arrangement with respect to any such tender offer, and at no point during such discussions did any representative of the Company solicit or offer any price or terms of any such tender offer. During such discussions, however, representatives of the Company learned that Mr. Subin, as well as Toshiba and BWXT, may be willing to participate in a tender offer which provided for a cash offer price of approximately eighty-five percent of the aggregate liquidation preference per share (inclusive of accrued but unpaid dividends). Such discussions did not reveal any other terms or conditions under which Mr. Subin, Toshiba or BWXT might tender. To our knowledge, none of our other directors, executive officers or affiliates beneficially own any Series B Preferred Shares as of the date hereof.

Based on our records and information provided to us, the following table lists the Series B Preferred Shares beneficially owned by our directors, executive officers and holders of 10% or more of our Series B Preferred Shares:

Name and Address of Beneficial Owner	Total Series B Preferred Shares Owned	Percentage of Series B Preferred Shares Owned(1)
Neil S. Subin(2)	9,819	25.9%
Morris Bawabeh	4,766	12.6%
Remus Holdings, LLC	5,059	13.4%
Toshiba America Nuclear Corporation	10,857	28.7%

(1)	Based on 37,847 Series B Preferred Shares outstanding as of September 24, 2021.

(2)	Includes 9,819 shares held by Milfam LLC, of which Mr. Subin serves as president and manager.

Price Range, Dividends and Related Stockholder Matters

Price Range of the Series B Preferred Shares

There is no established public trading market for our Series B Preferred Shares. Our Series B Preferred Shares are not listed on any national securities exchange. As of September 30, 2021, there were 37,847 Series B Preferred Shares outstanding.

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Dividends

Our Series B Preferred Shares currently provide that so long as any shares of our Series B Preferred Shares are outstanding, we may not pay dividends on our Class A Common Stock (other than dividends payable in shares of Class A Common Stock). In addition, the indentures governing our 8.25% Notes, subject to certain exceptions, place certain restrictions on the ability of our subsidiary, Enrichment Corp. to transfer cash and other assets to us. This could act as an additional constraint on our ability to pay dividends on our Class A Common Stock.

In addition, we are obligated to pay cash dividends on our Series B Preferred Shares to the extent that (1) our pension plans and Enrichment Corp.’s pension plans are at least 90% funded on a variable rate premium calculation in the current plan year, (2) our net income calculated in accordance with U.S. GAAP (excluding the effect of pension remeasurement) for the immediately preceding fiscal quarter exceeds $7.5 million, (3) our free cash flow (defined as the sum of cash provided by (used in) operating activities and cash provided by (used in) investing activities) for the immediately preceding four fiscal quarters exceeds $35.0 million, (4) the balance of cash and cash equivalents calculated in accordance with U.S. GAAP on the last day of the immediately preceding quarter would exceed $150.0 million after pro forma application of the dividend payment, and (5) dividends may be legally payable under Delaware law. We did not meet the criteria for a dividend payment obligation for the year ended December 31, 2020, and we have not declared, accrued or paid dividends on the Series B Preferred Shares since issuance on February 14, 2017.

We have not paid any cash dividends on our Series B Preferred Shares to date, and we do not expect to pay cash dividends in the foreseeable future. Dividends on the Series B Preferred Shares are payable quarterly in arrears on the 90th day following the end of each quarter if the criteria for payment of cash dividends are met for such quarter. Under certain circumstances we may meet the criteria for payment of cash dividends for the quarter ending December 31, 2021, and thereby become obligated to pay cash dividends on our Series B Preferred Shares in 2022. In the event of consummation of the Offer involving the purchase of all outstanding Series B Preferred Shares, we would expect to retire the Series B Preferred Shares prior to December 31, 2021, thereby eliminating such obligation. Similarly, the approval of the Series B Preferred Amendment would eliminate such obligation even if less than all of the outstanding Series B Preferred Shares are tendered in the Offer. In the event of any abandonment of the Offer and Consent Solicitation or consummation of the Offer for less than 90% of the outstanding Series B Preferred Shares, the Company currently would expect to deploy some or all of the cash otherwise contemplated to fund the Offer toward other balance sheet focused transactions such that we would not become obligated to pay cash dividends on our Series B Preferred Shares in 2022 The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board of Directors at such time.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Series B Preferred Amendment by at least 90% of holders of the Series B Preferred Shares, we will adopt the Series B Preferred Amendment to allow us from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit the Company to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of the Company, which includes all shares of the Company’s capital stock defined as “Common Stock” in the Company’s Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of the Company ranking on parity with the Series B Preferred Shares. Subsequently, holders of the Series B Preferred Shares who do not tender such shares in the Offer will lose their right to receive any future Series B Preferred Share distributions, which historically has been zero, other than accrued dividends in connection with a redemption or any distribution of assets upon liquidation, dissolution or winding up, and certain restrictions on our use of cash for the benefit of other stockholders will be eliminated. If the Series B Preferred Amendment is approved, we currently intend to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above.

Other than as described below, there were no unregistered sales of equity securities by us during the three year period ending on the date of this Offer to Purchase.

As disclosed in our Current Report on Form 8-K filed with the Commission on February 5, 2021, in connection with the entry into the Voting Agreement Amendment (as described below), the Company and Kulayba LLC also entered into an exchange agreement (the “Exchange Agreement”) on February 2, 2021, pursuant to which Kulayba LLC agreed to exchange Series B Preferred Shares, representing a $5,000,198 liquidation preference (including accrued and unpaid dividends) for (i) 231,276 shares of Class A Common Stock priced at the closing market price of $21.62 on the date the Exchange Agreement was signed and (ii) a warrant exercisable for 250,000 shares of Class A Common Stock at an exercise price of $21.62 per share (the “Warrant”), which was the closing market price on the date the Exchange Agreement was signed (the “Exchange”), subject to certain customary adjustments pursuant to the terms of the Warrant. The Warrant is exercisable by Kulayba LLC for a period commencing on the closing date of the Exchange and ending, unless sooner terminated as provided in the Warrant, on the first to occur of: (a) the second anniversary of the closing date of the Exchange or (b) the last business day immediately prior to the consummation of a Fundamental Transaction (as defined in the Warrant) which results in the shareholders of the Company immediately prior to such Fundamental Transaction owning less than 50% of the voting equity of the surviving entity immediately after the consummation of the Fundamental Transaction. The Company retired the 3,873 Series B Preferred Shares received by the Company under the Exchange Agreement.

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Source and Amount of Funds

The source of funds for the Consideration being paid by us to those tendering Series B Preferred Share pursuant to the Offer is our current available cash. The total amount of cash required to purchase all outstanding Series B Preferred Shares is $43.3 million. In addition, we estimate fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1.0 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts.

Depositary

Computershare Trust Company, N.A. has been appointed the Depositary for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer and Consent Solicitation should be sent or delivered by each holder of the Series B Preferred Shares, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Depositary at the address and telephone numbers set forth on the back cover page of this Offer to Purchase. We will pay the Depositary reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Offer to Purchase.

Fees and Expenses

The expenses of soliciting tenders of the Series B Preferred Shares and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent, as well as by our officers and other employees and affiliates. The information agent, our officers and other employees and affiliates may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer and Consent Solicitation to beneficial owners.

You will not be required to pay any fees or commissions to us, the Depositary or the information agent in connection with the Offer and Consent Solicitation.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees of the Information Agent as described above) for soliciting tenders of, and consents with respect to, Series B Preferred Shares pursuant to the Offer and Consent Solicitation, the Letter of Transmittal and Consent and related materials to the beneficial owners of the Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. If your Series B Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series B Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and Consent and related materials to the beneficial owners of the Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation.

Transactions and Agreements Concerning Our Series B Preferred Shares

Other than as set forth below and (i) in Certificate of Designation of Rights, Powers, Preferences, Qualifications, Limitations and Restrictions of the Series B Senior Preferred Stock, (ii) the description of certain relationships and related transactions included in “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others,” and (iii) as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between us, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

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Based on our records and information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director or any such controlling entity or of our subsidiaries, has engaged in any transactions in our Series B Preferred Shares in the last 60 days.

As disclosed in our Current Report on Form 8-K filed with the Commission on April 14, 2020, on April 13, 2020, the Company entered into a Voting and Nomination Agreement (the “Voting Agreement”) with Mr. Morris Bawabeh, Kulayba LLC and M&D Bawabeh Foundation, Inc. (collectively, the “MB Group”). Pursuant to the terms of the Voting Agreement, the Company agreed (i) to include Michael O’Shaughnessy as a nominee in the Company’s slate of nominees for election as directors of the Company at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), and (ii) to use commercially reasonable efforts to cause the election of Mr. O’Shaughnessy to the Company’s Board of Directors at the 2020 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of Mr. O’Shaughnessy). The MB Group agreed (i) to cause to be present at the 2020 Annual Meeting and to vote all shares of the Company for which the MB Group is the beneficial owner in accordance with our management’s recommendations at the 2020 Annual Meeting and (ii) to cause to be present and to vote all shares of the Company for which the MB Group is the beneficial owner for the Company’s slate of nominees for election as directors of the Company at the Company’s 2021 annual meeting of stockholders provided that Mr. O’Shaughnessy is included in the slate of directors nominated by the Company. Mr. O’Shaughnessy ultimately notified the Company that he was unable to consent to be nominated to serve on the Board of Directors, and the MB Group did not designate a replacement to be included as a nominee in the Company’s slate of nominees for election as directors of the Company at the 2020 Annual Meeting.

As disclosed in our Current Report on Form 8-K filed with the Commission on February 5, 2021, on February 2, 2021, the Company entered into an amendment to the Voting Agreement (the “Voting Agreement Amendment”) with the MB Group and the Exchange Agreement whereby the MB Group agreed to support management’s recommendation on certain matters at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and Kulayba LLC agreed to the Exchange. Pursuant to the Voting Agreement Amendment, the MB Group agreed to cause all shares of Class A Common Stock owned of record or beneficially owned by the MB Group at the 2021 Annual Meeting to be voted in favor of (i) an amendment to extend the length of the term of the Company’s Section 382 Rights Agreement dated as of April 6, 2016, as amended to date, for two years from June 30, 2021, to June 30, 2023, and (ii) an increase of shares of common stock reserved for delivery under the Company’s 2014 Equity Incentive Plan, as amended to date, of an additional 700,000 shares of common stock.

Toshiba and BWXT, as the holders of all outstanding shares of our Class B Common Stock, have the right to elect one director of the Company (the “Investor-Designated Directors”) if they maintain a designated ownership percentage. Toshiba and BWXT could lose their right to elect the Investor-Designated Directors under certain circumstances, including reductions in their equity holdings of the Company below certain ownership thresholds. Holders of our Class B Common Stock are generally not entitled to vote on matters on which the holders of Class A Common Stock vote. Holders of Class B Common Stock are generally limited to voting for the Investor-Designated Directors and certain other matters pertaining to the rights and obligations of the holders of Class B Common Stock only.

Rights Agreement

On April 6, 2016, our Board of Directors adopted the Initial Rights Agreement. Our Board of Directors adopted the Rights Agreement in an effort to protect stockholder value by, among other things, attempting to protect against a possible limitation on our ability to use its net operating loss carryforwards and other tax benefits, which may be used to reduce potential future income tax obligations.

In connection with the adoption of the Rights Agreement, the Board of Directors declared a dividend of one preferred-share-purchase-right for each share of Class A Common Stock and Class B Common Stock outstanding as of the date of the Rights Agreement. The rights initially trade together with the common stock and are not exercisable. In the absence of further action by the Board of Directors, the rights would generally become exercisable and allow a holder to acquire shares of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) if any person or group acquires 4.99% or more of the outstanding shares of the common stock, or if a person or group that already owns 4.99% or more of the Class A Common Stock acquires additional shares representing 0.5% or more of the outstanding shares of the Class A Common Stock. The rights beneficially owned by the acquirer would become null and void, resulting in significant dilution in the ownership interest of such acquirer.

Our Board of Directors may exempt any acquisition of the common stock from the provisions of the Rights Agreement if it determines that doing so would not jeopardize or endanger our use of our tax assets or is otherwise in the best interests of our company. Our Board of Directors has concluded that the Offer and Consent Solicitation is in the best interests of our company. The Board of Directors also has the ability to amend or terminate the Rights Agreement prior to a triggering event.

Effective on February 14, 2017, in connection with the settlement and completion of the exchange offer and consent solicitation relating to our 8.0% PIK Toggle Notes, we amended the Rights Agreement solely to exclude acquisitions of the Series B Preferred Shares issued as part of such exchange offer and consent solicitation from the definition of “Common Shares” under the Rights Agreement.

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Effective on April 3, 2019, we again amended the Rights Agreement to, among other things, (i) decrease the purchase price for each one one-thousandth (1/1000th) of a share of the Series A Preferred Stock from $26.00 to $18.00 and (ii) extend the Final Expiration Date (as defined in the Rights Agreement) from April 5, 2019 to April 5, 2022.

Effective on April 13, 2020, we amended the Rights Agreement a third time, to change its Final Expiration Date from April 5, 2022 to June 30, 2021.

Effective on June 16, 2021, we amended the Rights Agreement a fourth time, to change the Final Expiration Date from June 30, 2021 to June 30, 2023.

Unless earlier terminated or extended in accordance with the Rights Agreement, the rights issued under the Rights Agreement expire on June 30, 2023.

Plans

Except as described in the sections of this Offer to Purchase entitled “Certain Considerations” and “The Offer and Consent Solicitation,” neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from the NYSE American;

•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Series B Preferred Shares);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under the Exchange Act

The Series B Preferred Shares are currently not registered under the Exchange Act. We currently do not intend to register the Series B Preferred Shares that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding the Series B Preferred Shares not being registered, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock.

Absence of Appraisal Or Dissenters’ Rights

Holders of the Series B Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

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Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and, in the aggregate, referred to as “Holders”) relating to the tender of the Series B Preferred Shares for cash pursuant to the Offer. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (the “Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been obtained, or is intended to be obtained, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions, such challenge would not be sustained by a court.

This summary assumes that the Series B Preferred Shares are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular Holder’s circumstances or to Holders that may be subject to special tax rules, including, without limitation: Holders subject to the alternative minimum tax; banks, insurance companies or other financial institutions; tax-exempt organizations; dealers, brokers or traders in securities, currencies or commodities; regulated investment companies; real estate investment trusts; Holders that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; controlled foreign corporations; passive foreign investment companies; former U.S. citizens or long-term residents; partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein; Holders holding Series B Preferred Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” other “synthetic security” or integrated transaction, or other risk reduction transaction; and directors, employees, former employees or other persons who acquired their Class A Shares as compensation, including upon the exercise of employee options. In addition, this summary does not address any tax consequences arising from the Medicare tax on net investment income.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the Series B Preferred Shares that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purpose of this discussion, the term “Non-U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the Series B Preferred Shares (other than a partnership or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) holds outstanding Series B Preferred Shares, the tax treatment of a partner in the partnership (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other “pass-through entity”). If you are a partnership (or other “pass-through entity”) or a partner (or other owner) of a partnership (or other “pass-through entity”) holding Series B Preferred Shares, you should consult your tax advisor regarding the tax consequences of the Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

In the event that the Series B Preferred Amendment is not approved, the Offer will generally not give rise to a taxable transaction for U.S. federal income tax purposes to Holders that do not tender any Series B Preferred Shares in the Offer. If, however, the Series B Preferred Amendment is approved, then the Series B Preferred Amendment may give rise to a taxable transaction for U.S. federal income tax purposes to Holders that do not tender all of their Series B Preferred Shares in the Offer with respect to those shares that are not tendered. Given the Company’s current intention to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer, the Company intends to treat the redemptions made both pursuant to the Offer and during the 90 day period following the date of effectiveness of the Series B Preferred Amendment as part of a single transaction. As a result, Holders whose Series B Preferred Shares are redeemed during that 90 day period will be subject to the same treatment as Holders whose Series B Preferred Shares are redeemed pursuant to the Offer as described below. However, there can be no guarantees that the IRS will agree with such treatment, and if the IRS takes a different position, the consequences to a Holder that does not tender all of their Series B Preferred Shares pursuant to the Offer could be different than as described below.

Holders that do not intend to tender some or all of their Series B Preferred Shares are strongly advised to consult their own tax advisors regarding the consequences to them of the Offer and the Series B Preferred Amendment.

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Tax Consequences to U.S. Holders

Characterization of the Purchase—Distribution vs. Sale Treatment. The tender of the Series B Preferred Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Series B Preferred Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on a tender of the Series B Preferred Shares for cash if the tender: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares in the Company that the U.S. Holder has the right to acquire by exercise of an option. A tender of the Series B Preferred Shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (x) the ratio which the voting stock of the Company owned by the U.S. Holder immediately after the redemption bears to all of the voting stock of the Company at such time, is less than 80% of the ratio which the voting stock of the Company owned by the U.S. Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the U.S. Holder’s ownership of the common stock of the Company (whether voting or nonvoting) after and before redemption also meets the 80% requirement in the preceding clause (x). The determination as to how this “substantially disproportionate” test would apply in the case of a company that has issued and outstanding different classes of common shares with different voting rights, such as us, is complex. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances. If a tender of the Series B Preferred Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A tender of the Series B Preferred Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. A tender of the Series B Preferred Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares in the Company (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Series B Preferred Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Series B Preferred Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Series B Preferred Shares will be equal to the cost of the Series B Preferred Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Preferred Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of the Series B Preferred Shares (generally, Series B Preferred Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of the Series B Preferred Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Series B Preferred Shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Series B Preferred Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Series B Preferred Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Series B Preferred Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Series B Preferred Shares exchanged. Currently, dividends are taxable at the preferential rates applicable to long-term capital gains for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Series B Preferred Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Series B Preferred Shares tendered should be transferred to any remaining equity interests in the Company held by such U.S. Holder. If such U.S. Holder has no remaining equity interests in the Company, its basis could, under certain circumstances, be transferred to any remaining equity interests that are held by a person related to such U.S. Holder, or the basis could be lost entirely.

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To the extent that cash received for Series B Preferred Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

The U.S. federal income tax rules governing the tendering of your Series B Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series B Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering your Series B Preferred Stock pursuant to the Offer in light of your individual circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of the Series B Preferred Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Tax Consequences to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	our Series B Preferred Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Series B Preferred Shares.

A Non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A Non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe we have not been and are not, and we do not anticipate becoming, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Series B Preferred Shares are regularly traded on an established securities market, the Series B Preferred Shares will be treated as United States real property interests only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Series B Preferred Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the Non-U.S. Holder’s holding period for such Series B Preferred Shares. If gain on the disposition of the Series B Preferred Shares were subject to taxation under the third bullet point above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person. The remainder of this discussion assumes that we have not been and are not a USRPHC.

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Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of the Series B Preferred Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Series B Preferred Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of the Series B Preferred Shares will be determined in the manner described above under “Tax Consequences to U.S. Holders—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

As noted above, we expect to have significant earnings and profits for U.S. federal income tax purposes for our current taxable year. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series B Preferred Shares pursuant to the Offer, you will be subject to U.S. federal withholding tax on the entire amount of that payment. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering your Series B Preferred Stock pursuant to the Offer in light of your individual circumstances.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, an applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Series B Preferred Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Tax Consequences to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal and Consent. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit a statement (generally, an IRS Form W- 8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

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Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

FATCA. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Series B Preferred Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above an applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of the Series B Preferred Shares pursuant to the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Additional Information; Amendments

We have filed with the Commission the Schedule TO. We recommend that holders of the Series B Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer and Consent Solicitation.

The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board of Directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and holders of the Series B Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the Commission. All reports and other documents we have filed or furnished with the Commission, relating to the Offer and Consent Solicitation, of which this Offer to Purchase forms a part, or will file or furnish with the Commission in the future, can be accessed electronically on the Commission’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call toll-free: (800) 967-5074
Banks and brokerage, please call: (212) 269-5550
Email: centrus@dfking.com

We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series B Preferred Shares.

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ANNex

Annex A

Form of Amended and Restated Certificate of Designation

[See attached.]

32

CENTRUS ENERGY CORP.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF RIGHTS, POWERS, PREFERENCES,

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES B SENIOR PREFERRED STOCK

Pursuant to ~~Sections 151(g)~~Section 242 of the

General Corporation Law of the State of Delaware (the “DGCL”)

Centrus Energy Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that ~~the Board of Directors of the Corporation (the “Board”) adopted a resolution authorizing this Certificate of Designation of Rights, Powers, Preferences, Qualifications, Limitations and Restrictions at a meeting, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, duly called and held on January 4, 2017 and said resolution has not been amended or modified and is in full force and effect as of the date hereof.~~:

WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, to fix the designation of each series of Preferred Stock of the Corporation (together, the “Preferred Stock”) and the powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof~~;~~;

WHEREAS, on April 6, 2016, the Corporation created the Series A Participating Cumulative Preferred Stock pursuant to a Certificate of the Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Centrus Energy Corp~~.; and~~.;

WHEREAS, pursuant to the Board’s authority as aforesaid, the Board ~~authorized and fixed~~adopted a resolution on January 4, 2017 authorizing the ~~terms~~creation and issuance of a new series of Preferred Stock~~.~~ as the “Series B Senior Preferred Stock” and the Corporation filed the Certificate of Designation for such Series B Senior Preferred Stock with the Secretary of State of the State of Delaware on February 13, 2017 (the “Existing Certificate of Designations”);

~~NOW, THEREFORE, that there is hereby authorized such new series of Preferred Stock on the terms and with the provisions herein set forth:~~

WHEREAS, pursuant to Section 242 of the DGCL the Board has duly approved and adopted the following Amended and Restated Certificate of Designation for the purpose of amending and restating the Existing Certificate of Designations (this “Certificate”); and

WHEREAS, the holders of at least 90% of the shares of Series B Senior Preferred Stock then outstanding, representing the requisite stockholders required to amend and restate the Existing Certificate of Designation by the adoption of this Certificate (the “Requisite Series B Holders”), acting separately as a class, approved this Certificate in accordance with Sections 228 and 242 of the DGCL.

NOW, THEREFORE, that pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Existing Certificate of Designations for the Series B Preferred Stock shall be amended and restated and the designation and amount thereof and the voting powers, preferences, and relative, participation, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

1.	Number of Shares~~;~~; Designation. A total of ~~104,574~~[ • ] shares of Preferred Stock of the Corporation are hereby designated as Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Senior Preferred Stock”).

2.	Rank. The Series B Senior Preferred Stock shall, ~~with respect to payment of dividends and distributions~~ upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to all those shares of the Corporation’s capital stock defined as Common Stock in the Corporation’s Amended and Restated Certificate of Incorporation, regardless of the class or type (“Common Stock”) and any other Junior Stock (as defined below), (y) rank junior to any Senior Stock (as defined below), and (z) rank on a parity with all Parity Stock (as defined below).

3.	Dividends. The Series B Senior Preferred Stock shall be deemed to accrue dividends only for purposes of calculation of each of the Redemptions Price (as defined below) and the Liquidation Amount (as defined below) and no dividends shall otherwise be payable in respect thereof. Solely for purposes of calculation of each of the Redemption Price and the Liquidation Amount, dividends shall be deemed to have been accrued, accumulated and unpaid from February 14, 2017, the date of issuance of the Series B Senior Preferred Stock, in an amount equal to 7.5% of the Liquidation Preference (as defined below) per annum. The amount of dividend accrual and accumulation for such purposes shall be computed on the basis of twelve 30-day months and a 360-day year.

~~(a)~~	~~(i) On each Dividend Payment Date (as defined below), the holders of the issued and outstanding shares of the Series B Senior Preferred Stock shall be entitled to receive in cash, as and when declared by the Board out of funds legally available therefor, dividends in an amount equal to 7.5% of the Liquidation Preference (as defined below) per annum.~~

~~(ii)   Dividends on shares of Series B Senior Preferred Stock shall be payable quarterly in arrears on the 90th day following the end of each quarter, beginning with the quarter ending March 31, 2017 (each, a “Dividend~~

Payment Date”), except that if any Dividend Payment Date is not a Business Day (as defined below), then ~~the Dividend Payment Date shall be on the first immediately succeeding Business Day. The amount of dividends payable for any quarterly dividend period will be computed on the basis of twelve 30-day months and a 360-day year.~~

~~(iii)  To the extent not paid on any Dividend Payment Date, whether or not declared and whether or not there are assets of the Corporation legally available for the payment of such dividends in whole or in part, dividends on the Series B Senior Preferred Stock shall be cumulative. Any dividend payment made on the Series B Senior Preferred Stock shall first be credited against the earliest unpaid dividend due with respect to the Series B Senior Preferred Stock which remains unpaid.~~

~~(iv) To the extent that:~~

~~1. the pension plans of the Corporation and United States Enrichment Corp., a Delaware corporation, are at least 90% funded on a variable rate premium calculation in the current plan year;~~

~~2. net income of the Corporation calculated in accordance with generally accepted accounting principles in the United States (excluding the effect of pension remeasurement) for the immediately preceding fiscal quarter exceeds $7.5 million;~~

~~3. free cash flow of the Corporation (defined as the sum of cash provided by (used in) operating activities and cash provided by (used in) investing activities) for the immediately preceding four fiscal quarters exceeds $35 million;~~

~~4. the balance of cash and cash equivalents calculated in accordance with generally accepted accounting principles in the United States on the last day of the immediately preceding quarter would exceed $150 million after pro forma application of the dividend payment; and~~

~~5. dividends may be legally payable under Delaware law, the Corporation shall be required to pay the dividend in cash to the holders of the Series B Senior Preferred Stock from any funds legally available therefor.~~

~~(v) Dividends to be paid on a Dividend Payment Date shall be paid to the holders of record of shares of the Series B Senior Preferred Stock as they appear on the stock register of the Corporation at the close of business on the corresponding record date, which shall be, as to the first Dividend Payment Date, the Closing Date (as defined below), and as to each Dividend Payment Date thereafter, the first day of the quarter for each corresponding Dividend Payment Date. Holders of shares of the Series B Senior Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other Junior Stock and shall be on a parity as to dividends with any series or class~~ of the Corporation’s Parity Stock. Holders of record of the Series B Senior Preferred Stock will not be ~~entitled to any dividend in excess of the dividends provided for herein on the shares of Series B Senior Preferred Stock.~~

~~(b)~~	~~As long as any shares of the Series B Senior Preferred Stock are outstanding, no dividends (other than in shares of Common Stock or other Junior Stock) may be declared or paid or set apart for payment, nor shall any other dividend be declared or made upon the Common Stock or other Junior Stock, nor shall any shares of Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Junior Stock). Dividends paid on the shares of Series B Senior Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated by lot or on a pro rata basis as may be determined by the Board or by any other method as may be determined by the Board, in its sole discretion, to be equitable.~~

~~(c)~~	~~Unless all accumulated and unpaid dividends on the Series B Senior Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid or, in the case of dividends payable in whole or in part in cash, declared and set apart for payment, the Corporation may not redeem, purchase or otherwise acquire Parity Stock (except upon conversion into or in exchange for other Parity Stock or Junior Stock); provided, however, that: (i) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Corporation or to the holders of the Series B Senior Preferred Stock than those contained in the Parity Stock that is so converted into or exchanged for such other Parity Stock, as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution, and (ii) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accumulated and unpaid dividends, of the Parity Stock that is converted into or exchanged for such other Parity Stock.~~

4.	Redemption and Repurchases.

(a)	Outstanding shares of the Series B Senior Preferred Stock shall be redeemable at the Corporation’s option, in whole or in part, at any time or from time to time, for the Redemption Price. The date of any such redemption shall be the “Redemption Date.” The “Redemption Price” per share of Series B Senior Preferred Stock shall equal an amount of cash equal to 100% of the Liquidation Preference ~~(as defined below)~~ thereof, plus an amount equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the Redemption Date~~.~~; provided, however, that the Corporation shall have the right at any time during the 90 days following the date of effectiveness of this Certificate (the “Effective Date”) to redeem the Series B Senior Preferred Stock at a Redemption Price per share of Series B Senior Preferred Stock of cash equal to $1,145.20, plus an amount equal to any accrued dividends thereon from and including the Effective Date to the Redemption Date. In the event that fewer than all the outstanding shares of the Series B Senior Preferred Stock are to be redeemed, the number of shares of Series B Senior Preferred Stock to be redeemed shall be determined by the Board, and the shares to be redeemed shall be determined by lot or on a pro rata basis as may be determined by the Board or by any other method as may be determined by the Board, in its sole discretion, to be equitable.

(b)	The Redemption Price shall be paid to the holders of record of shares of the Series B Senior Preferred Stock as they appear on the stock register of the Corporation at the close of business on a date not less than 10 days nor more than 20 days prior to the Redemption Date (such date as fixed by the Board, the “Redemption Record Date”). The Corporation shall provide such notice not fewer than 20 nor more than 45 days prior to the Redemption Date. A notice specifying the place of the redemption shall be given by first-class mail, postage prepaid (or sent via the notice procedures of the Depositary) to the holders of record on the Redemption Record Date of shares of the Series B Senior Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder’s certificate or certificates representing all of their shares of Series B Senior Preferred Stock called for redemption or, if such shares are held via book-entry, to effect book-entry transfer of such shares to the Corporation. If any of the Series B Senior Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares. Neither failure to mail or send such notice, nor any defect therein or in the mailing or sending thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.

(c)	For all purposes and with regard to any provision in this Certificate of Designation concerning notice, any notice mailed or otherwise sent pursuant to the ~~Depository’s~~Depositary’s procedures shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(d)	On or after the Redemption Date, each holder of shares of Series B Senior Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares (or if such shares are held via book-entry, to present such shares for transfer) to the Corporation at the place designated in the redemption notice and thereupon the Redemption Price of the shares shall be paid to or on the order of the Person (as defined below) whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

(e)	If the Corporation gives notice of redemption, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to: (i) shares of the Series B Senior Preferred Stock registered in the name of the Depositary or its nominees, deposit or cause to be deposited, irrevocably with the Depositary, cash sufficient to pay the Redemption Price and shall give the Depositary irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series B Senior Preferred Stock, and (ii) shares of the Series B Senior Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent (as defined below), cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series B Senior Preferred Stock upon surrender of their certificates evidencing their shares of the Series B Senior Preferred Stock.

(f)	Payment of the Redemption Price for shares of the Series B Senior Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series B Senior Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

(g)	Payment of the Redemption Price for shares of the Series B Senior Preferred Stock will be made (i) on the Redemption Date, if book-entry transfer or physical delivery of the Series B Senior Preferred Stock has been made by or on the Redemption Date, or (ii) if book-entry transfer or physical delivery of the Series B Senior Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(h)	If notice is duly given and if, on or before the Redemption Date, the Depositary and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Series B Senior Preferred Stock delivered for redemption as set forth herein, ~~dividends shall cease to accrue or accumulate as of the Redemption Date on those shares of the Series B Senior Preferred Stock called for redemption and~~ all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section, and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates (or book-entry transfer of their shares if uncertificated), and the shares of Series B Senior Preferred Stock evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one (1) year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Corporation for the payment of the Redemption Price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

5.	Liquidation.

(a)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series B Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution and before any distribution of assets is made on the Common Stock or any other series or classes of Junior Stock, $1,000.00 per share (the “Liquidation Preference”), plus an amount equal to the accumulated and unpaid dividends thereon, if any, whether or not declared, to the payment date (together, the “Liquidation Amount”). Upon payment in full of the Liquidation Amount to which the holders of shares of the Series B Senior Preferred Stock are entitled, the holders of shares of the Series B Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Amount to which the holders of shares of the Series B Senior Preferred Stock are entitled, such holders shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

(b)	For the purposes of this Section 5, but subject to Section 4, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

(c)	In the event the assets of the Corporation available for distribution to the holders of Series B Senior Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled as provided above, no such distribution shall be made on account of any other Parity Stock, unless a pro rata distribution is made on the Series B Senior Preferred Stock and such other Parity Stock, with the amount allocable to each series of such Parity Stock and the Series B Senior Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

6.	Status of Shares. All shares of the Series B Senior Preferred Stock that are at any time redeemed or purchased pursuant to Section 4 above and all shares of the Series B Senior Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board shall not be reissued as shares of Series B Senior Preferred Stock and the Corporation shall take such appropriate action to cause such shares so redeemed or purchased to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board as shares of any one or more other series.

7.	Voting Rights.

(a)	Except as expressly required by applicable law or as set forth in this Section 7, holders of Series B Senior Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking of any corporate action.

(b)	Neither this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, nor the by-laws of the Corporation shall be amended in any manner (whether by merger, consolidation or otherwise) which would adversely affect the powers, preferences or special rights of the holders of the Series B Senior Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Senior Preferred Stock then outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Series B Senior Preferred Stock), voting separately as a class. Except as otherwise provided by applicable law and in the second paragraph of this Section 7(b), any past default or failure to comply with any provision of this Certificate of Designation and any of the rights, powers, preferences and other terms of the Series B Senior Preferred Stock set forth herein may be waived on behalf of all holders of Series B Senior Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Senior Preferred Stock then outstanding, voting separately as a class.

Notwithstanding the foregoing, without the affirmative consent of 90% of the shares of Series B Senior Preferred Stock affected thereby (including votes or consents obtained in connection with a tender offer or exchange offer for the Series B Senior Preferred Stock), voting separately as a class, no amendment or waiver of any provision of this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, or the by-laws of the Corporation, whether by merger, consolidation or otherwise may (i) alter or change the voting powers, rights, preferences or designations with respect to the Series B Senior Preferred Stock or reduce the number of shares of the Series B Senior Preferred Stock whose holders must consent to an amendment or waiver of any provision of this Certificate of Designation, (ii) reduce the Liquidation Amount payable upon any share of the Series B Senior Preferred Stock or materially and adversely alter the provisions with respect to the redemption of the Series B Senior Preferred Stock, (iii) ~~reduce the rate of or~~ change the ~~time for payment~~amount or manner of calculation of accrued, accumulated and unpaid dividends ~~on any share~~for purposes of ~~the Series B Senior Preferred Stock~~calculation of the Redemption Price or Liquidation Amount, (iv) make any share of the Series B Senior Preferred Stock payable in money other than United States dollars, (v) make any changes in the provisions of this Certificate of Designation relating to waivers of the rights of holders to receive the Liquidation Preference or ~~dividends on the Series B Senior Preferred Stock~~Liquidation Amount, or (vi) amend any of the provisions of this second paragraph of Section 7(b).

(c)	Notwithstanding any provision of this Certificate of Designation, to the fullest extent permitted by law, without obtaining any consent of any holder, the Corporation may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, or the by-laws of the Corporation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Series B Senior Preferred Stock in addition to or in place of certificated shares of the Series B Senior Preferred Stock and to make any change that would provide any additional rights or benefits to the holders or to make any change that would not adversely affect the rights, powers or preferences of such shares.

(d)	So long as any shares of the Series B Senior Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Senior Preferred Stock outstanding at the time, voting separately as a class, issue shares of or increase the authorized number of shares of any Senior Stock or Parity Stock, whether by merger, consolidation or otherwise. Notwithstanding the foregoing or any other provision of this Certificate of Designation, the Corporation may, without obtaining the consent of any holder, (x) increase the authorized number of shares of Common Stock or authorize and issue any other Junior Stock, including with voting or redemption rights that are different from the voting or redemption rights of the Series B Senior Preferred Stock or (y) increase, decrease or change the par value of any class or series of capital stock of the Corporation, other than the Series B Senior Preferred Stock, and none of such actions in (x) or (y) shall be deemed to be an amendment that would materially alter or change the powers, preferences or special rights of the Series B Senior Preferred Stock so as to affect them adversely.

(e)	In any case where the holders of Series B Senior Preferred Stock are entitled to vote as a class under this Section 7 or otherwise required to vote on a matter under applicable law, each holder of Series B Senior Preferred Stock will be entitled to one vote for each share of Series B Senior Preferred Stock owned by such holder.

8.	Sinking Fund Redemption. The shares of the Series B Senior Preferred Stock are not subject to sinking fund requirements.

9.	Information Requirements.

(a)	As provided in the Amended and Restated Certificate of Incorporation, in the event of (i) the beneficial ownership by a Foreign Person (as defined below) of five percent (5%) or more of the issued and outstanding shares of the Corporation, including of Series B Senior Preferred Stock~~;~~; or (ii) the beneficial ownership of any shares of Series B Senior Preferred Stock by or for the account of a Contravening Person (as defined below), the Corporation may request of such Person and such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations as well as any other agreements or arrangements) as the Corporation shall request. Any such disclosure of information shall be delivered to the Corporation promptly upon a request by the Corporation therefor (and in any event within five (5) calendar days of such request). The Corporation may require that any such information be given under oath. The Board shall be entitled to rely and to act in reliance on any declaration and the information so provided to the Corporation.

(b)	All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide the following information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock: (i) the dates of the acquisition and disposition of all such stock, (ii) the amounts of such acquisitions and dispositions, and (iii) such other information as may be reasonably necessary for the Corporation, in each case, to determine the effect of such acquisition or disposition on the Corporation’s net operating loss carryforward or as may be required by applicable law or regulation. Such information shall be provided within five (5) Business Days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

10.	Conversion. The Series B Senior Preferred Stock will not be convertible into or exchangeable for any other securities of the Corporation.

11.	Restrictions on Transfer of Securities. To help preserve certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer or other disposition of Series B Senior Preferred Stock are hereby established as more fully set forth in this Section 11.

(a)	Definitions. For purposes of this Section 11, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation section 1.382-2T shall include any successor provisions):

“Agent” means an agent designated by the Board.

“Excess Securities” means any shares of Series B Senior Preferred Stock that are the subject of the Prohibited Transfer.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Preferred Percentage Stock Ownership” means the percentage stock ownership interest in the Series B Senior

Preferred Stock of the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 and calculated as if the Series B Senior Preferred Stock were the only class of stock of the Company outstanding~~;~~; provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Series B Senior Preferred Stock that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Preferred Percentage Stock Ownership of any entity (and not for the purpose of determining the Preferred Percentage Stock Ownership of any other Person), Series B Senior Preferred Stock held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A).

“Prohibited Distributions” means any ~~dividends or other~~ distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Series B Senior Preferred Stock to the extent that such Transfer is prohibited and/or void under this Section 11.

“Restriction Release Date” means the earliest of:

(i)	the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation~~;~~;

(ii)	the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available~~;~~;

(iii)	the date selected by the Board if the Board determines that the limitation amount imposed by section 382 of the Tax Code as of such date in the event of an “ownership change” of the Corporation (as defined in section 382(g) of the Tax Code) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of section 382(h)(3) of the Tax Code) of the Corporation~~;~~; and

(iv)	the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s shareholders for the restrictions set forth in Section 11(b) to be removed or released.

“Substantial Preferred Stockholder” means a Person with a Preferred Percentage Stock Ownership of 4.99% or more~~.~~

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Transfer” means, other than the issuance by the Corporation to a holder of Series B Senior Preferred Stock, the acquisition or disposition, directly or indirectly, of ownership of Series B Senior Preferred Stock by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Series B Senior Preferred Stock, including an option within the meaning of Treasury Regulation section 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the federal income tax laws.

(b)	Prohibited Transfers. Any attempted Transfer of Series B Senior Preferred Stock prior to the Restriction Release Date, or any attempted Transfer of Series B Senior Preferred Stock pursuant to an agreement entered into prior to the Restriction Release Date (as defined below), shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (1) any Person (including any group of Persons) shall become a Substantial Preferred Stockholder~~;~~; or (2) the Preferred Percentage Stock Ownership interest of any Substantial Preferred Stockholder shall be increased.

(c)	Exceptions~~;~~; Authorized Transfers.

(i)	The restrictions set forth in Section 11(b) shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior approval of the Board or a duly authorized committee thereof in accordance with Section 11(c)(ii) below, or (2) if such Transfer is made as part of: (A) transactions approved by the Board, (B) a tender or exchange offer by the Corporation to purchase Series B Senior Preferred Stock, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional redemption by the Corporation of the Series B Senior Preferred Stock pursuant to the terms of such security.

(ii)	The restrictions contained in Section 11(b) are for the purposes of reducing the risk that any “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 11. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person~~;~~; (2) the number and Preferred Percentage Stock Ownership of Series B Senior Preferred Stock then beneficially owned by the Requesting Person~~;~~; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization~~;~~; and (4) a request that the Board authorize the Proposed Transaction pursuant to this Section 11(c). The Board shall, in good faith, endeavor to respond to each Request within twenty (20) business days of receiving such Request~~;~~; provided, however, that the failure of the Board to respond during such twenty (20) day period shall not be deemed to be a consent to the Transfer. The Board may authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax or valuation advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively~~.~~

(iii)	Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 11(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Section 11(c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.

(iv)	The Board, to the fullest extent permitted by law, may exercise the authority granted by this Section 11 through duly authorized officers or agents of the Corporation. Nothing in this Section 11(c) shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(d)	Legend~~;~~; Notation. Each certificate representing shares of Series B Senior Preferred Stock shall be stamped or imprinted with a legend in substantially the following form, evidencing the restrictions set forth in this Section 11 (in addition to any legend required by state securities laws):

“THE CERTIFICATE OF DESIGNATION CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF DESIGNATION) OF SERIES B SENIOR PREFERRED STOCK WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL PREFERRED STOCKHOLDER” AS DEFINED IN THE CERTIFICATE OF DESIGNATION. A COMPLETE AND CORRECT COPY OF SUCH CERTIFICATE OF DESIGNATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF SERIES B SENIOR PREFERRED STOCK UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A OR ACCREDITED SECURITIES: SIX MONTHS] [IN THE CASE OF REGULATION S SECURITIES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS AN ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE RIGHT OF THE ISSUER AND THE TRUSTEE OR REGISTRAR, AS APPLICABLE, PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section for any uncertificated Series B Senior Preferred Stock or Series B Senior Preferred Stock held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e)	Treatment of Excess Securities.

(i)	No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive ~~dividends or~~ distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Series B Senior Preferred Stock shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 11(e) shall also be a Prohibited Transfer.

(ii)	If the Board determines that a Transfer of Series B Senior Preferred Stock constitutes a Prohibited Transfer pursuant to Section 11(b), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the NYSE MKT or other national securities exchange on which the Series B Senior Preferred Stock may be traded, if possible, or otherwise privately~~);~~); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Series B Senior Preferred Stock or otherwise would adversely affect the value of the Series B Senior Preferred Stock. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11(e)(iv) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii)	The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 11(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder~~;~~; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Series B Senior Preferred Stock on the day before the Prohibited Transfer, (2) if the Series B Senior Preferred Stock are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Series B Senior Preferred Stock are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount (or fair market value) shall be determined at the discretion of the Board~~;~~; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board~~;~~; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Preferred Percentage Stock Ownership in any class of Series B Senior Preferred Stock, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Preferred Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Preferred Percentage Stock Ownership in excess of 4.74%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11(e) inure to the benefit of the Corporation.

(iv)	In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Preferred Stockholder to violate a restriction on Transfers provided for in Section 11(b), the application of Sections 11(e)(ii) and (iii) shall be modified as described in this Section 11(e)(iv). In such case, no such Substantial Preferred Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Preferred Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Preferred Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Preferred Stockholder, following such disposition, not to be in violation of this Section 11. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 11(e)(ii) and 11(e)(iii), except that the maximum aggregate amount payable either to such Substantial Preferred Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Preferred Stockholder or such other Person. The purpose of this Section 11(e)(iv) is to extend the restrictions in Sections 11(b) and 11(e)(ii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 11(e)(iv), along with the other provisions of this Section 11, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of the Series B Senior Preferred Stock.

(v)	If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 11(e)(ii), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11(e)(v) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Section 11 to be void ab initio, or (B) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 11.

(vi)	The Corporation shall make the written demand described in Section 11(e)(ii), within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities~~;~~; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Section 11 shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 11(e) shall constitute a waiver or loss of any right of the Corporation under this Section 11.

(f)	Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Series B Senior Preferred Stock, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Section 11 or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Series B Senior Preferred Stock, any Person who is a beneficial, legal or record holder of Series B Senior Preferred Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Section 11 or the status of the Tax Benefits of the Corporation.

(g)	Board Authority.

(i)	The Board shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Section 11, including, without limitation, (i) the identification of Substantial Preferred Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Preferred Stockholder, (v) whether an instrument constitutes Series B Senior Preferred Stock, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 11(e)(iii), and (vii) any other matters which the Board determines to be relevant~~;~~; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Section 11.

(ii)	In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 11 for purposes of determining whether any Transfer of Series B Senior Preferred Stock would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 11.

(iii)	Nothing contained in this Section 11 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, to the fullest extent permitted by law, the Board may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Section 11, (B) modify the definitions of any terms set forth in this Section 11 or (C) modify the terms of this Section 11 as appropriate, in each case, in order to prevent an ownership change for purposes of section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise~~;~~; provided, however, that the Board shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(iv)	In the case of an ambiguity in the application of any of the provisions of this Section 11, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 11 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 11. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 11. The Board may delegate all or any portion of its duties and powers under this Section 11 to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 11 through duly authorized officers or agents of the Corporation. Nothing in this Section 11 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(h)	Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 11, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Series B Senior Preferred Stock owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Series B Senior Preferred Stock.

(i)	Benefits of this Section 11. Nothing in this Section 11 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 11. This Section 11 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(j)	Severability. The purpose of this Section 11 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 11 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 11.

(k)	Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 11, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

12.	Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and registrar (the “Registrar”) for the Series B Senior Preferred Stock shall be Computershare Limited. The Transfer Agent shall also serve as paying agent (the “Paying Agent”) unless otherwise determined by the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent~~;~~; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

13.	Book-Entry Provisions.

(a)	The Series B Senior Preferred Stock may be issued in the form of one or more permanent global shares of Series B Senior Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend as set forth, on the form of Series B Senior Preferred Stock certificate in book-entry form maintained by the Registrar or as certificated shares of Series B Senior Preferred Stock in registered form. Any Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The aggregate number of shares represented by any Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

(b)	Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any notices required by this Certificate of Designation may be delivered, and any shares of Series B Senior Preferred Stock in respect of such Global Preferred Shares may be surrendered or delivered for purchase (to the extent provided for in this Certificate of Designation), in accordance with the applicable procedures of the Depositary as in effect from time to time.

(c)	To the extent any Series B Senior Preferred Stock is issued in the form of one or more Global Preferred Shares, the Corporation shall execute and the Registrar shall, in accordance with this Section, deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or another nominee of the Depositary, and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever and as the holder of record of the shares of Series B Senior Preferred Stock evidenced thereby for the purposes of receiving notice or otherwise. Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to individual notice except as provided for by applicable law and pursuant to the practices of the Depositary as to communications amongst Agent Members and beneficial owners. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

(d)	Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to receive physical delivery of certificated shares of Series B Senior Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act, or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary). In any such case, any Global Preferred Shares shall be exchanged in whole for certificated shares of Series B Senior Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.

14.	Certain Definitions. All capitalized terms used in this Certificate of Designation, unless otherwise defined herein, have the meanings set forth in the Amended and Restated Certificate of Incorporation. In addition, the following capitalized terms shall have the meanings given.

(a)	“Affiliate” means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

(b)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the applicable laws of, or are in fact closed in, the New York City.

(c)	“Closing Date” means December 22, 2016.

(d)	“Contravening Person” means (i) a Person acting as an agent for a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.

(e)	“Depositary” means DTC or its successor depositary.

(f)	“DTC” means The Depository Trust Company, New York, New York.

(g)	“Equity Interests” means the Corporation’s capital stock or warrants, options or other rights to acquire the Corporation’s capital stock (but excluding any debt security that is convertible into, or exchangeable for, the Corporation’s capital stock).

(h)	“Exchange Act” means the Securities and Exchange Act of 1934.

(i)	“Foreign Competitor” means a Foreign Enrichment Provider or a Person Affiliated with a Foreign Enrichment Provider.

(j)	“Foreign Enrichment Provider” means any Person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any Person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.

(k)	“Foreign Person” means (i) an individual who is not a citizen of the United States of America~~;~~; (ii) a partnership in which any general partner is a foreign Person or the partner or partners having a majority interest in partnership profits are foreign Persons~~;~~; (iii) a foreign government or representative thereof~~;~~; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

(l)	“Junior Stock” means the Corporation’s Common Stock, the Corporation’s Series A Participating Cumulative Preferred Stock and each other class or series of the Corporation’s capital stock established hereafter by the Board the terms of which either (i) provide that such class or series will rank junior to the Series B Senior Preferred Stock as to the payment of ~~dividends and~~ distributions upon liquidation, winding up and dissolution or (ii) do not expressly provide that such class or series will rank on parity or senior to the Series B Senior Preferred Stock as to the payment of ~~dividends and~~ distributions upon liquidation, winding up and dissolution. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

(m)	“Parity Stock” means each class or series of the Corporation’s capital stock established hereafter by the Board the terms of which provide that such class or series will rank on a parity with the Series B Senior Preferred Stock as to the payment of ~~dividends and~~ distributions upon liquidation, winding up and dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

(n)	“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

(o)	“Section 382” means Section 382 of the Internal Revenue Tax Code of 1986, as amended, and the Treasury regulations thereunder.

(p)	“Senior Stock” means each class or series of the Corporation’s capital stock established hereafter by the Board the terms of which expressly provide that such class or series will rank senior to the Series B Senior Preferred Stock with respect to the payment of ~~dividends and~~ distributions upon liquidation, winding-up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

(q)	“Voting Stock” means, with respect to any Person, (i) one or more classes of the Corporation’s capital stock of such Person having general voting power to elect at least a majority of the Board, managers or trustees of such Person (regardless of whether at the time the Corporation’s capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any of the Corporation’s capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Corporation’s capital stock of such Person described in clause (i) above.

~~CENTRUS ENERGY CORP.~~

~~Name:~~

~~Title:~~

CENTRUS ENERGY CORP.

Name:

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